UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 22, 2006

___________________

Shenandoah Telecommunications Company

(Exact name of registrant as specified in its charter)

__________________

Virginia	0-9881	54-1162807
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Shentel Way P.O. Box 459 Edinburg, VA	22824
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (540) 984-4141

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_|	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_|	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_|	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))

|_|	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02   Non-Reliance on Previously Issued Financial Statements or a Related Audit Report
                    or Completed Interim Review

(a)         On February 22, 2006, the Audit Committee of the Board of Directors of Shenandoah Telecommunications Company (the “Company”) concluded, based on the recommendation of the Company’s management, that the Company’s financial statements for the years ended December 31, 2004 and 2003, including the beginning retained earnings for the year ended December 31, 2003, all quarters in 2004 and the first three quarters of the year ended December 31, 2005, should be restated to correct errors relating to the Company’s accounting for operating leases and that such previously filed financial statements should no longer be relied upon. The Audit Committee and management discussed the foregoing conclusion with KPMG LLP, the Company’s independent registered public accounting firm. Although the Company believes that the impact of the error is not material to any individual period in previously issued financial statements, it determined that the cumulative adjustment required to correct this error was too large to record in 2005. The Company estimates that the cumulative net pretax earnings impact of the proposed restatements will be approximately $2.1 million and will substantially relate to periods prior to 2005.

The Company has operating leases, principally for cell sites owned by third parties, land leases for towers owned by the Company, and leases with third parties for space on the Company’s towers, that have escalating rentals during the initial lease term and during succeeding optional renewal periods. Rent expense should be recognized on a straight-line basis over the lease term, which includes renewal periods if the exercise of the renewal option is reasonably assured at the inception of the lease. Historically, the Company has not accounted for the increase in lease payments during the lease term, including the renewal periods, based on the straight-line method. Following a reevaluation of its accounting for operating leases, and in light of the Company’s investment (including acquisition costs and leasehold improvements), the Company determined that the exercise of certain renewal options was reasonably assured at the inception of the lease. Accordingly, the Company will revise its accounting for operating leases to recognize rent expense, on a straight-line basis, over the initial lease term and renewal periods that are reasonably assured to be exercised. Where the Company is the lessor, it will recognize revenue on a straight-line basis over the non-cancelable terms of the leases.

The proposed restatements will reflect a difference in the timing of the recording of rent revenue and rent expense and will not affect the Company’s historical or future operating cash flows or the timing of payments under the related leases. The Company estimates that the restatements for the periods identified above will result in a cumulative increase of approximately $2.2 million in rent expense associated with the leases and a cumulative increase of approximately $0.1 million in income associated with the leases. The Company estimates that the restatements will increase accrued liabilities by approximately $2.2 million, increase deferred tax assets by approximately $0.8 million, increase deferred revenue by approximately $0.1 million and decrease total stockholders’ equity by approximately $1.3 million at December 31, 2005.

A copy of the Company’s news release dated February 28, 2006 relating to the proposed restatements is filed as exhibit 99 to this report and is incorporated by reference in this Item 4.02.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

The following exhibit is filed with this current report:

Exhibit No.	Description

99	News release dated February 28, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 28, 2006	SHENANDOAH TELECOMMUNICATIONS COMPANY (Registrant)

By: /s/ Earle A. MacKenzie
Earle A. MacKenzie Executive Vice President and Chief Financial Officer (Duly Authorized Officer and Principal Financial Officer)

EXHIBIT INDEX

Exhibit No.	Description

99	News release dated February 28, 2006